Exhibit 10.3

LSI Corporation
Severance Policy For Executive Officers

Effective June 1, 2008

Administration.  This Severance Policy (the “Policy”) for employees who from time to time comprise the executive leadership team (“Executive Officers”) of the Company became effective June 1, 2008 (the “Effective Date”) following approval by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of LSI Corporation (the “Company”) and may be amended, revised, revoked or terminated at the Board’s or Committee’s discretion. The Committee may take such action as is necessary to interpret, implement and administer this Plan.

Eligibility. This Policy applies to Executive Officers of the Company (“Participants”) and supersedes and replaces all other policies and plans with respect to severance; provided, however, that Participants who are covered under a contractual severance arrangement that ends after the Effective Date shall continue to be covered by such separate arrangement until the expiration of that contract.

Qualifying Separation.  A Participant will be deemed to have incurred a “Qualifying Separation” for purposes of this Policy if he or she (1) is involuntarily terminated without Cause or following a CIC (as defined below) terminates his or her employment for Good Reason (as defined below); and (2) executes a separation agreement, including a full release of claims, non-compete, non-solicitation and non-disparagement for the term of the severance period, in a form satisfactory to the Company, within 45 days following termination of employment.

Cause. For purposes of this Policy, “Cause” shall mean a Participant’s:

▪	material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to the Company; or

▪	conduct (including action or failure to act) that is not in the best interest of, or is injurious to, the Company.

The determination of whether or not a Participant shall be deemed to have engaged in conduct constituting Cause under this Policy shall be made by the members of the Committee in their sole and absolute discretion.

A Qualifying Separation shall specifically exclude termination of employment due to Cause, death or disability or termination by a Participant (other than a termination for Good Reason following a Change-in-Control (as defined pursuant to Section 409A of the Internal Revenue Code, a “CIC”)).

Good Reason. For purposes of this Policy, “Good Reason”, means any of the following actions following a CIC, without the Participant’s written consent:

▪
a material reduction of a Participant’s duties or responsibilities, relative to the Participant’s duties or responsibilities as in effect immediately prior to such reduction, or the assignment to a Participant of such reduced duties or responsibilities;

▪	a material reduction in a Participant’s base salary as in effect immediately prior to such reduction; or

▪
a material relocation of a Participant’s principal office to a facility or a location; provided that a relocation of less than fifty (50) miles from a Participant’s then present office location will not be deemed material.

In addition to meeting the definition of Good Reason above, in order for a termination to be for Good Reason (A) the Participant must assert any termination for Good Reason by written notice to the Company within three (3) months of the initial existence of the condition or event that constitutes Good Reason, (B) the Participant must provide notice to the Company of the condition or event that constitutes Good Reason within 30 days of its occurrence and (C) the Company shall have been given a period of no less than 30 days to remedy the event or condition that constitutes Good Reason and have failed to do so.

Severance Benefit – No CIC. Participants are eligible for the following severance benefits in the event of a Qualifying Separation that is not, in the case of the President and Chief Executive Officer, preceded by a CIC within 18 months of such Qualifying Separation, and in the case of all other Participants, that is not preceded by a CIC within 12 months of such Qualifying Separation:

Cash Payment

▪
For the President and Chief Executive Officer, a lump sum severance payment in an amount equal, before taxes and other withholdings, to 1.5 times the sum of (i) his or her annual base salary as in effect immediately before termination of employment (“Base Salary”) and (ii) average annualized cash bonus under the applicable short-term bonus plan for three years’ worth of performance periods ending with the performance period most recently ended prior to termination of employment (“Average Bonus”);

▪	For all other Participants, a lump sum severance payment in an amount equal, before taxes and other withholdings, to 1 times his or her Base Salary.

Equity Awards

▪
For the President and Chief Executive Officer, 18 months accelerated vesting of then outstanding, unvested equity awards with any such awards that have annual time-based installment vesting instead deemed to vest (for this purpose only) in monthly installments at the same overall rate and with such vesting acceleration to be measured beginning from the day immediately following the immediately preceding annual vesting date.

Other Benefits

▪	For the President and Chief Executive Officer, reimbursement for the Company’s share of COBRA premiums paid for continued health benefits under the Company’s health plans for 18 months.

▪	For all other Participants, reimbursement for the Company’s share of COBRA premiums paid for continued health benefits under the Company’s health plans for 12 months.

Severance Benefit – CIC. Participants are eligible for the following severance benefits in the event of a Qualifying Separation that is, in the case of the President and Chief Executive Officer, preceded by a CIC within 18 months of such Qualifying Separation, and in the case of all other Participants, that is preceded by a CIC within 12 months of such Qualifying Separation:

Cash Payment

•
For the President and Chief Executive Officer, a lump sum severance payment in an amount equal, before taxes and other withholdings, to 2.75 times the sum of (i) his or her Base Salary and (ii) Average Bonus;

•	For all other Participants, a lump sum severance payment in an amount equal, before taxes and other withholdings, to 2 times the sum of (i) his or her Base Salary and (ii) Average Bonus.

Equity Awards

▪	For all Participants, full accelerated vesting of all of his or her then outstanding, unvested equity awards.

Tax Gross-Up

▪
In the event that a Participant’s "parachute payments" are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Company shall make a supplemental payment to the Participant in an amount that equals the excise tax on the parachute payments, plus any additional excise tax and federal, state and local and employment income taxes, on such supplemental payment.  However, the total supplemental payment shall not exceed the sum of the Participant’s (i) Base Salary immediately prior to the CIC, and (ii) target bonus for the year in which the CIC occurs.

Other Benefits

▪	For the President and Chief Executive Officer, reimbursement for COBRA premiums paid for continued health benefits under the Company’s health plans for 18 months.

▪	For all other Participants, reimbursement for COBRA premiums paid for continued health benefits under the Company’s health plans for 18 months.

Timing of Payments.  Any payments hereunder shall be made immediately following a Participant’s Qualifying Separation, and in no case later than March 15th of the year following the year after which the Qualifying Separation occurred such that any such payment shall come within the "short term deferral" rule of Section 409A of the Internal Revenue Code.

Effect on Other Benefits/At Will Status.  All other compensation and benefits shall be governed by the applicable Company plan or agreement.  This Policy is not intended to, and does not, create an employment relationship for any fixed term.